Dean Heller                                             Entity #

Secretary of State                                      C4527-2001

204 North Carson Street, Suite 1                        Document Number:

Carson City, Nevada 89701-4299                          20060602721-26

(775) 684-5708                                          Date Filed:

Website: secretaryofstate.biz                           9/20/2006 9:15:49 AM

                                                        In the office of

-------------------------------------                   /s/ Dean Heller

|                                   |                   Dean Heller

|      Certificate of Amendment     |                   Secretary of State

|(Pursuant to NRS 78.385 AND 78.390)|

|                                   |

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Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation: Hutton Holdings Corporation

2.   The articles have been amended as follows (provide article numbers if available):

     The following constitutes the full text of our amendments to the Articles of Incorporation that add the following Articles XI and XII:

     ARTICLE XI: The Board of Directors, without the approval of shareholders,

     may adopt any pro rata re-capitalization affecting the outstanding securities of the corporation by effecting a forward or reverse split of all of the outstanding securities of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the re-

     capitalization does not require any change in the Articles of

     Incorporation of the corporation.

     ARTICLE XII: The Board of Directors, without the approval of shareholders, may amend the Articles of Incorporation to change the name of the corporation to any name that conforms with any business or industry that the Board of Directors determines that the corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the corporation.  This provision shall not otherwise limit the authority of the Board of

     Directors to amend the Articles of Incorporation in any manner that is provided in the Nevada law or as hereafter amended.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the

     amendment is:      20,000,000 (78.37% of outstanding)*

4.   Effective date of filing (optional): 8/15/06

5.   Officer Signature (required): /s/ Douglas K. Goff

                                   -----------------------------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of the limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.